Alltrista Corporation              News

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Alltrista  Corporation  to  sell  its  plastic  packaging  division  to Spartech
Corporation

INDIANAPOLIS, May 5, 1999 - Alltrista Corporation (NYSE:ALC) today said it had signed a definitive agreement to sell its plastic packaging division to Spartech Corporation (NYSE:SHE) of Clayton, Missouri. The sales price of the transaction, which is expected to close by the end of the month, was not disclosed.

     The plastic packaging unit, which had 1998 sales of $28 million, coextrudes high-barrier plastic sheet and forms containers for the food packaging industry. Its headquarters and manufacturing operation is in Muncie, Ind., where it employs approximately 75 people.

     "The plastic packaging operation is a niche oriented packaging company and is not consistent with Alltrista's strategy to grow its plastics business in the industrial thermoforming and injection molding markets," said Thomas B. Clark, Alltrista's president and chief executive officer. "Plastic packaging will be a much better fit with Spartech's sheet business, and it can compete in that marketplace more efficiently than as a unit of Alltrista."

     Alltrista acquired the assets of Triangle Plastics, Inc. late last month, making Alltrista the largest industrial plastics thermoformer in the United States. Triangle had 1998 sales of $114 million. Alltrista, a manufacturer of plastic and metal products, had 1998 sales of $244 million. The company now employs approximately 2,000 employees in 16 manufacturing locations.

-end-

7/99--Contact  Larry  Miller,  317.577.5015;  nights  at  765.286.5856;  e-mail,
lmiller@alltrista.com